Exhibit 10.10

September 30, 2025

PERSONAL AND CONFIDENTIAL

Larry Swets

FG Imperii Acquisition Corp

104 S Maple, Unit 1A

Itasca, IL 60143

Dear Larry:

Pursuant to our recent discussions, we are pleased to confirm the understanding and agreement between Imperii Securities LLC, Member FINRA (“Imperii” or “we”), FG Imperii Acquisition Corp (the “Company” or “you”) with respect to the engagement of Imperii by the Company to act as its exclusive financial advisor in connection with a possible Transaction (as hereinafter defined). For the purposes hereof, the term “Transaction” shall mean the Company’s initial business combination. Each of the Company and Imperii a “Party” and together the “Parties.”

1.            Financial Advisory Services.

During the term of our engagement we will provide you with financial advice and assistance in connection with the Transaction, which advice and assistance may include: (a) advising and assisting you in considering the desirability of effecting a Transaction and, if the Company elects to pursue a Transaction, assisting the Company in developing and implementing the strategy to be used in connection with the Transaction; (b) providing recommendations on the appropriate structure, purchase price, terms and conditions of a Transaction; (c) advising and assisting you in your negotiation of a Transaction, and, if requested, participating directly in such negotiations; (d) consulting with you with respect to the contents of the materials that may be made available by you to potential business combination targets (each, a Target); (e) devising a plan of evaluating potential Targets including their identification and pre-qualification; (f) organizing, arranging and accompanying members of the Company's management to meetings regarding the Transaction; (g) participating in due diligence, and (h) performing such other investment banking and financial advisory services as Imperii and the Company may from time to time agree upon in writing.

Any advice or opinions provided by Imperii may not be disclosed or referred to publicly or to any third party, except in accordance with our prior written consent.

The Company also understands that Imperii is not undertaking to provide any legal, accounting or tax advice in connection with our engagement hereunder.

2.            Compensation.

The fees payable to Imperii will be paid in combination of cash via wire transfer and securities and shall be as follows:

(a)	Transaction Fee. If, during the term of this agreement or at any time within 12 months after the effective date of termination of this agreement, a Transaction is consummated or an agreement is entered into with respect to a Transaction and such Transaction is thereafter consummated, a Transaction Fee (as defined below) will be paid. The Transaction Fee shall be due and payable to Imperii no later than upon the initial closing of the Transaction. The Transaction Fee shall be equal to one percent (1%) of the Transaction Value (as defined below).

The first $1,000,000 of the Transaction Fee shall be paid with 100,000 shares from the sponsor bonus pool, and the remainder shall be paid by the combined Company from cash from trust should there be cash, otherwise with notional $10 shares. The buyside engagement will be capped at $3mm in value unless otherwise agreed upon by the target company.

In no event shall the Transaction Fee be less than $1,000,000. Additionally, the Transaction Fee shall be no greater than $3,000,000 unless otherwise agreed to by the target Company.

The “Transaction Value” shall be the value of the consideration paid in connection with a Transaction. Without limiting the generality of the foregoing, if the Transaction involves the acquisition of the Target’s equity, the Transaction Value shall include the value reflecting, on a fully converted basis, the number of shares which would be outstanding upon exercise of all options or similar equity-linked securities. If the Transaction involves the sale of greater than 50%, but less than 100% of the Target's equity, the Transaction Value shall be calculated to reflect the implied value of 100% of the Target's equity. The Transaction Value shall include the amount of any debt assumed or repaid in connection with, or which survives the closing of, the Transaction. To the extent the consideration to be paid consists of securities that are not traded or reported, the value of such securities to be used to calculate the Transaction Value shall be as mutually agreed between the Company and Imperii prior to the closing of the Transaction or, if the Company and Imperii are unable to agree on the value of such securities, shall be determined by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. under its commercial arbitration rules. The number of arbitrators shall be one. The place of arbitration shall be San Francisco, California. Any amounts to be paid to the Target or its shareholders which are contingent upon future events shall be estimated for purposes of the Transaction Fee calculated at an expected value mutually agreeable to the Company and Imperii at the time of the closing, except that amounts held in escrow shall be deemed paid at the closing.

3.            Reimbursement of Expenses.

You also agree to reimburse us periodically, upon request, and upon termination of our services pursuant to this agreement for our reasonable expenses, including travel costs, document production and other expenses of this type as well as the fees of our attorneys and those of any other adviser retained by Imperii, arising in connection with any matter referred to in this agreement. Imperii shall provide all invoices to the Company for approval prior to reimbursement of expenses, such approval not to be unreasonably withheld. For any expenses greater than $5,000, prior approval of the Company will be required.

4.            Indemnification; Independent Contractor.

Because Imperii will be acting for the benefit of the Company in connection with our services pursuant to this agreement, the Company agrees to indemnify Imperii and certain other persons as set forth in the indemnification agreement attached hereto and incorporated by reference. It is understood that Imperii’s responsibility to the Company is solely contractual in nature and that Imperii does not owe the Company, or any other party, any fiduciary duty as a result of our engagement.

5.            Representations and Warranties of the Parties

Each Party represents and warrants to the other Parties that:

(a)	to the best of the its knowledge, all information provided by or on behalf of such Party in connection with its services hereunder shall be true, correct and complete and none of such information shall contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b)	this agreement and such Parties performance of its duties and obligations hereunder do not and will not violate or constitute a breach or default under any contract, agreement, arrangement or understanding, whether written or oral, to which the such Party or any of its subsidiaries is a party or by which its or their respective assets is bound or violate any applicable law or regulation;

(c)	Such Party has the full power and authority to execute and perform this agreement, and when executed by a duly authorized officer, this agreement shall be enforceable against such Party in accordance with its terms.

6.            Publicity.

In the event of a public announcement or consummation of a Transaction, the Company agrees that Imperii has the right to describe its services to the Company hereunder and to reproduce the Company’s name and logo in Imperii’s advertisements, if any upon the Company’s prior written consent, not to be unreasonably withheld. If requested by Imperii, the Company shall include a mutually acceptable reference to Imperii in the press release (or other public announcement) made by the Company announcing a Transaction.

7.            Term.

The term of this Agreement shall commence on the date following the consummation of the Company’s initial public offering and shall continue in effect through completion of the Company’s initial business combination, unless otherwise terminate in accordance with the terms of this agreement. Our services hereunder may be terminated with or without cause on 10 days’ prior written notice by you or by us and without liability or continuing obligation to you or to us; provided that the provisions of the attached indemnification agreement and Sections 2 (Compensation), 3 (Reimbursement of Expenses — with respect to expenses incurred by Imperii up to the date of termination), 4 (Indemnification; Independent Contractor), 6 (Publicity), 7 (Term), 9 (Confidentiality), 11 (Miscellaneous) shall survive the termination of this agreement. Notwithstanding anything to the contrary herein, if this agreement is terminated by Imperii, no Transaction fee shall be due and payable to Imperii.

8.            Right to Transfer and Assign.

Subject to the prior approval of the Company (such approval at the sole discretion of the Company), Imperii shall have the right at any time during the term of this agreement and within 18 months following the effective date of termination of this agreement to transfer and assign all rights and obligations of Imperii under this agreement and the provisions of the attached indemnification agreement to a SEC registered and FINRA member broker dealer in good standing and with appropriate permissions (each a “Party in Substitution”) by providing the Company with written notice of such transfer and assignment. Upon delivery of such notice, the designated Party in Substitution shall acquire all the rights and become obligated to perform all the duties of Imperii pursuant to this agreement and the provisions of the attached indemnification agreement.

9.            Confidentiality.

For a period of two years from and after the date hereof, the Parties shall not disclose to any third party any confidential information of any Party made available to such Party by another Party pursuant to this Agreement and shall use such confidential information solely in connection with its engagement hereunder; provided, however, that such confidential information shall not include any information (i) available to or in possession of the applicable Party prior to the time of its disclosure to the applicable Party by the Company; (ii) generally available to the public; or (iii) which becomes available to the applicable Party on a non-confidential basis from any third party who, to the applicable Party’s knowledge, is not bound by a confidentiality obligation to the applicable Party; and provided, further, that such confidential information may be disclosed (i) to such applicable Party’s members, employees, agents, advisors and representatives (“Representatives”) as shall (A) need to know such information in connection with the performance by such Party of its services hereunder and (B) shall have been informed of the confidential nature of such information and that the disclosure thereof is subject to the restrictions contained in this agreement; (ii) to any person with the written consent of the applicable Party; or (iii) pursuant to any law, regulation or judicial or regulatory process. Each Party will be responsible for any breach of this Section 9 by its Representatives.

10.          Representations and Warranties of the Company.

The Company represents and warrants to Imperii that it has taken no action that would give any brokers, representatives, tenders or other persons an interest in the compensation due to Imperii as described herein.

11.          Miscellaneous.

This agreement may not be assigned by the Company or Imperii without the prior written consent of the other party. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement is solely for the benefit of the Parties and is not intended to create rights or obligations of either party for the benefit of third parties, including without limitation the creditors of the Company. In order to coordinate the efforts to effect a transaction satisfactory to the Company during the term of Imperii’s engagement, in the event that the Company or its directors, management or shareholders initiate or receive any meaningful inquiry or are otherwise aware of the interest of any third party concerning a Transaction, the Company agrees to inform Imperii promptly of the identity of such third party and its interest and request that Imperii perform its services as contemplated hereunder with respect to a potential Transaction with such third party. This agreement, together with the attached indemnification agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto. This agreement may not be amended except in writing signed by all Parties, has been duly authorized and executed by each of the Parties hereto and constitutes the legal and binding obligation of each such Party. This agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflicts of law. The Company agrees to submit to the exclusive jurisdiction and venue of any State or Federal court sitting in the City and County of San Francisco, California over any action, suit or proceeding arising out of or relating to this agreement (including the attached indemnification agreement). The Company waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum. The Company agrees that a final judgment in any such action brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other court having jurisdiction over the Company by suit upon such judgment. Imperii and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to this letter agreement.

If the terms of our engagement as set forth in this agreement are satisfactory, please sign the enclosed copy of this letter agreement and the attached indemnification agreement and return them to us.

We look forward to working with you on this important engagement.

Signature page to follow.

IMPERII SECURITIES LLC

By:	/s/ Anthony Scuderi
Name: Anthony Scuderi
Title: CEO

The Company hereby engages Imperii on the terms set forth above as of the date first written above:

FG Imperii Acquisition Corp

Federal Tax ID Number: 98-1884449

By:	/s/ Larry G. Swets
Name: Larry G. Swets, Jr.
Title: CEO

Indemnification and Contribution

In consideration of the agreement of Imperii Partners LLC (“Imperii”) to act on behalf of FG Imperii Acquisition Corp (the “Company”) pursuant to the letter agreement of even date herewith between Imperii and the Company (the “Agreement”), the Company agrees to indemnify and hold harmless Imperii, its affiliates and each of their respective affiliates, directors, shareholders, members, partners, interest holders, agents, representatives, advisers, consultants, employees and controlling persons (as defined in the Securities Act of 1933, as amended; each, an “Indemnified Person”) from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, “Losses”), as they may be incurred, including all legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, arbitrating, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party or to which any of them may become subject (including in any settlement effected with the Company’s consent, which shall not be unreasonably withheld) and which are related to or arise out of any act, omission, transaction or event contemplated by the Agreement. The Company will not, however, be responsible under the foregoing provision with respect to any Losses to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted from an Indemnified Person’s willful misconduct, bad faith or gross negligence. Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

If the indemnity referred to hereunder should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless for all Losses incurred by it, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand, and the Company, on the other hand, in connection with a Transaction or (ii) if the allocation referred to in clause (i) above is not permitted by applicable law, to reflect not only the relative benefits referred to in such clause but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of fees actually paid pursuant to the Agreement. The respective relative benefits received by the Indemnified Persons in the aggregate, on the one hand, and the Company, on the other hand, in connection with a Transaction shall be deemed to be in the same proportion as the aggregate fees actually paid under the Agreement bear to the Transaction Value or proposed Transaction Value for such Transaction. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were attributable to such Indemnified Person or the Company and their relative intent, knowledge, access to information and opportunity to correct or prevent such actions or omissions to act.

The Company agrees that no Indemnified Person shall have any liability to the Company or any of its affiliates, shareholders, interest holders, directors, officers, members, partners, employees, agents, representatives or advisers directly or indirectly related to or arising out of the Agreement, except Losses incurred by the Company that a court of competent jurisdiction shall have determined by a final judgment to have resulted from such Indemnified Person’s willful misconduct, bad faith or gross negligence. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

Promptly after receipt by any Indemnified Person of notice of any pending or threatened litigation, such Indemnified Person shall promptly notify the Company in writing of such matter; provided, however, that the failure to so notify the Company shall not relieve the Company of any liability which it may have to any Indemnified Person except to the extent such failure shall have materially prejudiced the defense of such litigation. In the event any such action is brought against any Indemnified Person, the Company shall be entitled to participate therein and to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person, unless, however, the Indemnified Person reasonably determines that the representation of such Indemnified Person and the Company by the same counsel would be inappropriate due to actual or potential differing interests between them, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Company. In such event, the Indemnified Person shall have the right to assume its own defense, with counsel reasonably satisfactory to the Company, and shall so indicate by promptly notifying the Company in writing of its decision. Such decision shall not relieve the Company of any liability which it may have to the Indemnified Person, including the reimbursement of any legal or other expenses incurred in connection with the Indemnified Person’s defense; provided that in no event shall the Company be liable for the fees and expenses of more than one counsel (in addition to local counsel or counsel with specialized expertise) for all Indemnified Persons in connection with any action. The Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding arising out of or related to the Agreement, unless such settlement includes an express, complete release of such Indemnified Person from all liability as to all asserted or potential claims against the Indemnified Person.

The rights of the Indemnified Persons pursuant hereto shall be in addition to any rights that any Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs or personal representatives of any Indemnified Person and the Company. The provisions set forth in this agreement shall remain operative and in full force and effect regardless of (i) the completion by Imperii of its services under the Agreement or (ii) any termination of the Agreement. This agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

Prior to entering into any agreement or arrangement with respect to, or effecting, any Transaction that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will notify Imperii in writing thereof (if not previously so notified) and, if requested by Imperii, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to Imperii.

Signature page to follow.

FG Imperii Acquisition Corp

By:
Name: Larry G. Swets, Jr.
Title: CEO

IMPERII SECURITIES LLC

By:
Name: Anthony Scuderi
Title: CEO